Exhibit 99.1

Contact:	John Christie Senior Director Investor Relations & Research AvalonBay Communities, Inc. 703-317-4747

For Immediate Release

AVALONBAY COMMUNITIES ANNOUNCES PLANNED RETIREMENT OF GILBERT M. MEYER FROM THE BOARD OF DIRECTORS AND ANNOUNCES 2010 ANNUAL MEETING DETAILS

Alexandria, VA (February 10, 2010) — AvalonBay Communities, Inc. (NYSE: AVB) announced today that Gilbert M. Meyer will retire from the Company’s Board of Directors at the completion of his current term and will not stand for re-election at the May 19, 2010 Annual Meeting of Stockholders.  Mr. Meyer founded Bay Apartment Communities, Inc. in 1978 and took Bay public in 1994. In 1998, Bay Apartment Communities and Avalon Properties merged to form AvalonBay Communities, Inc.  Mr. Meyer remained as Executive Chairman of the Board of AvalonBay Communities until 2000 and thereafter as a Board member and a significant shareholder.

Mr. Meyer, known to everyone as Mike, said, “As a founder of AvalonBay Communities, I am proud of the Company and its continued accomplishments.  As I approach age 65, I feel it is the right time to step down.  I am looking forward to retirement.  I wish the Company, its Board, its management and all of its associates ongoing success.”

“Mike is a recognized leader in the real estate industry,” said Bryce Blair, Chairman and CEO.  “He has contributed greatly to AvalonBay’s success through his leadership in founding Bay, his prior role as AvalonBay’s Executive Chairman, and his long-term service on our Board.  We are grateful for his past contributions and wish him the best.”

The Company’s Board of Directors has nominated for re-election, at the 2010 Annual Meeting of Stockholders, the other current directors of AvalonBay.   The 2010 Annual Meeting of Stockholders will be held on Wednesday, May 19, 2010 at 9:00 AM Eastern Time.  Stockholders of record of the Company’s Common Stock as of the close of business on March 5, 2010 are entitled to vote at the Annual Meeting.   The meeting will be held at the Company’s offices at Ballston Tower, 671 N. Glebe Road, Arlington, VA 22203, 8th Floor.

About AvalonBay Communities

As of December 31, 2009, the Company owned or held a direct or indirect ownership interest in 172 apartment communities containing 50,364 apartment homes in ten states and the District of Columbia, of which seven communities were under construction and seven communities were under reconstruction.  AvalonBay is in the business of developing, redeveloping, acquiring, and managing apartment communities in high barrier-to-entry markets of the United States. More information on AvalonBay, an S&P 500 listed company, may be found on AvalonBay’s Web site at http://www.avalonbay.com.